Exhibit 21.1

SUBSIDIARIES – As of December 31, 2010

1.	Hillman Group Capital Trust

Organized in the State of Delaware

2.	Hillman Investment Company

Incorporated in the State of Delaware

3.	The Hillman Group, Inc.

Incorporated in the State of Delaware

a.	All Points Industries, Inc.

Incorporated in the State of Florida

b.	Serv-A-Lite Products, Inc.

Incorporated in the State of Illinois

c.	SunSource Integrated Services de Mexico S.A. de C.V.

Incorporated in Ciudad de Mexico, Mexico

d.	The Hillman Group Canada, Ltd.

Incorporated in the Province of Ontario, Canada

e.	SunSub C, Inc.

Incorporated in the State of Delaware